Exhibit 7

                                                                  Execution Copy


                         LEAD INVESTOR LETTER AGREEMENT






                                            As of November 13, 2003


United Classic Investments Limited
Offshore Incorporations Limited
P.O. Box 957
Offshore Incorporations Centre
Road Town
Tortola
British Virgin Islands

         Re:  United Classic Investments Limited
         ---------------------------------------


Ladies and Gentlemen:

         Reference is made to the Shareholders' Agreement, dated as of November 13, 2003 (the "Shareholders' Agreement") among AIF II NT, Ltd., AOF NT, Ltd., Newbridge Asia HT, L.P. (together, the "Sponsors"), each of the Additional Shareholders, including United Classic Investments Limited ("Lead Co-Investor" or "you"), and each of the Limited Partners referred to therein. In consideration of Lead Co-Investor's investment in Hanaro Telecom, Inc. (the "Company") and Lead Co-Investors' execution of the Shareholders' Agreement, the Sponsors have agreed with Lead Co-Investor to certain additional agreements, all as set forth in this Lead Investor Letter Agreement (this "Letter Agreement"). Upon execution by the parties hereto, this Letter Agreement shall be a binding agreement among the parties hereto. Capitalized terms used in this Letter Agreement but not otherwise defined herein shall have the respective meanings ascribed to them in the Shareholders' Agreement.

This Letter Agreement is written in connection with your acquisition of Investment Securities and will confirm our understandings with respect to the following matters:

1. Director. Each of the Sponsors agrees to support the designation of the individual named by Lead Co-Investor for nomination pursuant to Sections 3.1(a)(i)(C), 3.1(a)(ii)(B) or 3.1(a)(iii)(B) of the Shareholders' Agreement, as applicable, (and to support no other individual in such regard) and to vote any shares of Common Stock directly or indirectly owned or controlled by it in favor of the election of such person at any ordinary or extraordinary general shareholders' meeting of the Company (including the ordinary general shareholders' meeting of the Company to be held in March 2004). Lead Co-Investor shall be deemed to be a Nominating Shareholder under the Shareholders' Agreement.

2. MFN. Each of the Sponsors represents and warrants that neither it nor any of its Affiliates has entered into any side letter or similar agreement with any other Additional Shareholder or Limited Partner ("Side Letters") on or prior to the date of this Letter Agreement ("Signing Date"), except as disclosed to Lead Co-Investor in writing prior to the Signing Date.

Each of the Sponsors covenants that (i) none of the Sponsors (or any Affiliates of a Sponsor) shall enter into any Side Letters after the Signing Date with another Additional Shareholder or Limited Partner that has the effect of establishing rights or otherwise benefiting such party in a manner more favorable to such party than the rights and benefits established in favor of Lead Co-Investor by the Shareholders' Agreement, Irrevocable Proxy, Pledge Agreement, Guarantee and Equity Retention Agreement, the Commitment Letter or pursuant to this Letter Agreement unless, in any such case, Lead Co-Investor shall have been offered in writing similar rights and benefits and (ii) Lead Co-Investor shall promptly be given copies of any Side Letters entered into after the Signing Date (including any such Side Letters entered into pursuant to clause (ii) of the following paragraph).

Notwithstanding anything to the contrary herein, Lead Co-Investor shall not be entitled to the benefits of concessions (i) made to Additional Shareholders or Limited Partners that are limited partners of AIF Parent, AOF Parent or Newbridge Parent (or Affiliates of such limited partners) in respect of the Arrangement Fee (as defined below), (ii) or (ii) requested by an Additional Shareholder or Limited Partner to reflect the legal, regulatory or policy requirements to which it is subject other than such requirements to which Lead Co-Investor is also subject.

3. Management Consultation. The rights of the Sponsors under Sections 3.4(a) and 3.4(b) of the Shareholders' Agreement to designate candidates for Representative Director, replacement Representative Director and Chief Financial Officer, when exercised by the Sponsors, shall be exercised only after consultation with TVG Asian Communications Fund II, L.P., which shall be an express third party beneficiary of this Letter Agreement.

4. Termination. This Letter Agreement shall terminate upon the earliest to occur of either of the following events: (i) the Shareholders' Agreement terminates, or (ii) Lead Co-Investor holds less than two and one-half percent (2.5%) of the fully-diluted share capital of the Company. Any Person's obligations as a Sponsor hereunder shall terminate if such Person ceases to be a Sponsor under the Shareholders' Agreement.

5. Arrangement Fee. (a) Co-Investor shall pay on or prior to the Closing Date as directed by the Sponsors an arrangement fee equal to five and three quarters percent (5 3/4%) of the Total Consideration funded by such Co-Investor (the "Arrangement Fee").

         (b) The Sponsors intend to sell further interests in the investment after the Closing Date ("Post-Closing Sales"). In making such sales, the Sponsors, in lieu of charging the Arrangement Fee, may request the purchasers of such interests to provide the Sponsors with equivalent economic benefits, whether by the payment of a higher entry price, agreeing to pay a "carry" or "promote", payment of other or lower fees or otherwise (such benefits, including any combination thereof provided by any such purchaser, "Equivalent Arrangements").

         (c) If on March 31, 2004 (the "Final Date"), proceeds from the Post-Closing Sales (net of Arrangement Fees and pro rata transaction expenses), together with the Co-Investor's investment of US$55,679,853 (converted to Won at a rate of 1,172 Won: U.S. Dollar), equal or exceed Won 120 billion ("Minimum Sales"), and such Post-Closing Sales include sales with proceeds (net of Arrangement Fees and pro rata transaction expenses) of at least 23 billion to one or more institutional pooled investment funds, ("Minimum Fund Sales"), then Lead Co-Investor shall be entitled to exercise its rights under paragraph 2 hereof to require that it be promptly permitted to enter into any Equivalent Arrangement and be promptly refunded the Arrangement Fee.

         (d) If Minimum Sales have not been made prior to the Final Date, Lead Co-Investor shall be entitled, at its option, either promptly (i) to receive from the Sponsors a partial refund of the Arrangement Fee paid by it in an amount equal to two and three-quarters percent (2 3/4%) of the Total Consideration funded by Lead Co-Investor or (ii) to exercise any rights it may have under paragraph 2 hereof to require that it be permitted to enter into any Equivalent Arrangement; provided that in no event shall the Lead Co-Investor be entitled to both receive a refund and enter into any Equivalent Arrangement.

         (e) If Minimum Sales have been made prior to the Final Date, but Minimum Fund Sales have not been made prior to such date, Lead Co-Investor shall be entitled, at its option, either promptly (i) to receive from the Sponsors a partial refund of the Arrangement Fee paid by it in an amount equal to one and three-quarters percent (1 3/4%) of the Total Consideration funded by Lead Co-Investor or (ii) to exercise any rights it may have under paragraph 2 hereof to require that it be permitted to enter into any Equivalent Arrangement; provided that in no event shall the Lead Co-Investor be entitled to both receive a refund and enter into any Equivalent Arrangement.

6. Lead Co-Investor agrees that as soon as practicable after receipt of notice from the Sponsors, the date hereof, it shall change its name to HT Holdings IV Limited.

7. Each of Sections 6.4 (Amendment; Waivers), 6.7 (Governing Law), 6.8 (Dispute Resolution), 6.9 (Notices: Joint Action), 6.10 (Confidentiality) subject to the Sponsors' ability to disclose this Letter Agreement to other Co-Investors who have also signed Side Letters, 6.11 (Counterparts), 6.13 (Headings), 6.16 (Severability) and 6.17 (Effective Date) of the Shareholders' Agreement shall be incorporated by reference herein and shall apply in all respects to this Letter Agreement as if set out expressly herein, except that all references to "this Agreement" therein shall be deemed to be references to this Letter Agreement.


                                   Yours faithfully,

                                   AIF II NT, Ltd. in its capacity as Sponsor under the Shareholders' Agreement.

                                   By
                                       ------------------------------------
                                   Name:
                                   Title:

                                   AOF NT, Ltd. in its capacity as Sponsor under the Shareholders' Agreement.

                                   By
                                       ------------------------------------
                                   Name:
                                   Title:

                                   Newbridge Asia HT, L.P. in its capacity as Sponsor under the Shareholders' Agreement.

                                   By: Newbridge Asia HT, Ltd., its General
                                       Partner

                                   By
                                       ------------------------------------
                                   Name:
                                   Title:

Agreed and Acknowledged by:

United Classic Investments Limited


By
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Name:
Title: